JUNIPER CONTENT TO SEPARATE SERIES A AND B UNITS INTO

COMPONENT PARTS EFFECTIVE JANUARY 30, 2008

New York—January 18, 2007— Juniper Content Corporation (OTCBB: JNPC; “Juniper Content”) announced that, effective January 30, 2008, the Company’s Series A Units (OTCBB: JNPCU.OB) and Series B Units (OTCBB: JNPBU.OB) will be separated into their component instruments. The Series A Units are comprised of two shares of Common Stock, five Class W Warrants (OTCBB: JNPCW) and five Class Z Warrants (OTCBB: JNPCZ), and the Series B Units are comprised of two shares of Common Stock, one Class W Warrant and one Class Z Warrant. As a result, beginning on that date, the respective Unit series will cease trading and Unit holders’ accounts, in lieu of the Units, will reflect ownership of the Common Stock and Warrants which will continue to trade as before.

About Juniper Content Corporation

Juniper Content is a media and entertainment company focused on branded content services in high growth markets operating across multiple distribution channels. The Company owns and operates ¡Sorpresa!, the nation’s first Hispanic children’s television network and digital community. The Company plans to build on ¡Sorpresa!’s status in Hispanic Children’s programming to secure a significant position in the expanding U.S. Hispanic media marketplace and to acquire niche content providers to allow the Company to participate in the accelerating growth of digital media in the general media marketplace.

¡Sorpresa! is offered on Cablevision, Charter, Comcast, Cox, Time Warner, Verizon FiOS and participating National Cable TV Cooperative systems and in Puerto Rico on Liberty Cable Systems and OneLink. ¡Sorpresa! content is also available through third party multiplatforms, including: MobiTV, the provider of Spanish language video services to Alltel Wireless, AT&T & Sprint, Brightcove, the exclusive broadband video player to sorpresatv.com, and VOD providers Akimbo and AT&T Homezone.

Contact:

Lippert/Heilshorn & Associates

Keith Lippert/Carolyn Capaccio

(212) 838-3777

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